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                       RATIO OF EARNINGS TO FIXED CHARGES          Exhibit 12.1
                            (Dollars in Millions)

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
                                                12/31/94    12/31/95*   12/31/96*   12/31/97*   12/31/98   3/31/98*   4/1/99
                                                --------    ---------   ---------   ---------   --------   --------   ------
EARNINGS:
Pretax income (loss from
  continuing operations......................    (28.5)      (62.4)      (43.3)      (20.1)      (60.2)       1.5     (25.6)

Minority interest in earnings of
   consolidated subsidiaries
   that have fixed charges...................      0.8         1.2         0.8         1.3         1.3        0.4       0.1
Fixed charges(from below)....................     63.8        73.7        69.8        71.0        82.2       16.9      23.0
Total Earnings (Loss)........................     36.1        12.5        27.3        52.2        23.3       18.8      (2.5)

FIXED CHARGES:
Interest expense and
  amortization of debt expense...............     45.4        53.9        44.9        44.8        57.9       10.2      15.6
Rent expense representing
  interest...................................     18.4        19.8        24.9        26.2        27.3        6.7       7.4
Total Fixed Charges..........................     63.8        73.7        69.8        71.0        82.2       16.9      23.0



Ratio of Earnings to Fixed Charges...........        -           -           -           -           -        1.1         -

Deficiency...................................    27.70       61.20       42.50       18.80       58.90          -     25.50

CONSIDERATION OF MANAGEMENT FEES ON
  RATIO OF EARNINGS TO FIXED CHARGES:

Management Fees..............................      n/a         n/a         n/a         n/a         n/a        n/a       n/a
Total Earnings...............................      n/a         n/a         n/a         n/a         n/a        n/a       n/a
Total Fixed Charges..........................      n/a         n/a         n/a         n/a         n/a        n/a       n/a

Ratio of Earnings to Fixed Charges...........      n/a         n/a         n/a         n/a         n/a        n/a       n/a
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* Restated